INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
  and Stockholders
LYH Acquisition Corporation

We consent to the use in this Current Report 8-K of our report dated July 22, 2008, on the consolidated financial position of LYH Acquisition Corporation as of December 31, 2007 and the consolidated statements of operations and cash flows for the period from inception September 2007 to December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Current Report.

/s/ Rotenberg & Co. LLP

Rotenberg & Co. LLP
Rochester, New York
August 14, 2008